Exhibit 4(a)

RTI International Metals, Inc.

2014 STOCK AND INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose. The purpose of the RTI International Metals, Inc. 2014 Stock and Incentive Plan (the “Plan”) is to provide a means for RTI International Metals, Inc., an Ohio corporation (the “Company”) and its Subsidiaries to: (i) attract, motivate and retain highly competent employees, (ii) provide a means whereby selected employees can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Company, (iii) provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term, and (iv) grant awards under the Plan to Non-Employee Directors to enhance the Company’s ability to attract and retain highly qualified Directors. Accordingly, the Plan provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalent Units, Incentive Awards, or any combination of the foregoing, as is best suited to the circumstances of the Company and particular employee or Non-Employee Director as provided herein.

(b) Effective Date and Duration. The Plan was adopted by the Board on March 17, 2014, subject to approval by the Company’s shareholders. Subject to the provisions of Section 17, the Plan shall remain in effect until such time as all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired in accordance with their terms, all restrictions imposed upon outstanding Restricted Stock Awards and Restricted Stock Unit Awards have lapsed and the conditions underlying all Performance Awards and Incentive Awards have been satisfied.

(c) Prior Plans. If the Company’s shareholders approve this Plan, then the RTI International Metals, Inc. 2004 Stock Plan, as amended (the “Prior Plan”) will terminate on the date of such shareholder approval, and no new awards will be granted under the Prior Plan after its termination date; provided that the Prior Plan will continue to govern awards issued under the Prior Plan which are outstanding as of the date of the Prior Plan’s termination and such awards shall continue in force and effect until fully distributed or terminated pursuant to their terms.

2. Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a) “10% Shareholder” means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary.

(b) “Administrator” means the Committee or such other committee or officers of the Company authorized to act as the Administrator with respect to Awards granted (or to be granted) to employees; provided, however, that all Awards granted to Section 16 Participants or that are subject to Code Section 162(m) may only be awarded by the Committee acting as Administrator.

(c) “Affiliate” or “Affiliated Company” means any entity, whether now or hereafter existing, that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Award” means a grant of an Option Award, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Dividend Equivalent Units, Incentive Awards, or any other type of award permitted under the Plan.

(e) “Beneficial Ownership” (or derivatives thereof) shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(a) “Cause” means shall mean (i) with respect to a Participant who is party to a written agreement with, participates in a compensation or benefit plan of the Company, or, alternatively, is subject to a written policy of the Company, which agreement, plan or policy contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment or service as a director thereunder by the Company, “for cause” or “cause” as defined in the most recent version of such agreements or plans, or (ii) in all other cases, (a) the willful commission by a Participant of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (b) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company; (c) the continuing willful failure of a Participant to perform the duties of such Participant for the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof and a reasonable opportunity to cure such failure are given to the Participant by the Participant’s supervisor or (d) the good faith determination by the Board of the Company, in the form of a written resolution, that such termination was “for cause” after affording such Participant a reasonable opportunity to be heard. For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(g) “Change of Control” means the first to occur of the following events:

(i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this definition the term

“Person” shall not include (i) the Company or any of its majority-owned Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company, or

(ii) The following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board; individuals who, on the date hereof are serving as Directors on the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved, or

(iii) There is consummated a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation at least 60% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity), or the shareholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of the Award, the foregoing definition of Change of Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any amendments or successor provision and the regulations promulgated under such provision.

(i) “Commission” means the United States Securities and Exchange Commission or any successor agency.

(j) “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board designated by the Board to administer the Plan composed of no fewer than two Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Code Section 162(m)(4)(C); provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(k) “Company” means RTI International Metals, Inc., an Ohio corporation, or any successor thereto.

(l) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an officer or an employee of the Company or an Affiliate.

(m) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months.

(n) “Dividend Equivalent Unit” means the right to receive a payment, in cash or property, equal to the cash dividends or other distributions paid with respect to a Share.

(o) “Eligible Employee” means any officer or other employee of the Company or of any Affiliate, or any individual that the Company or an Affiliate has engaged to become an officer or employee.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Excluded Items” means, to the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, (i) any gains or losses from the sale of assets outside the ordinary course of business; (ii) any gains or losses from discontinued operations; (iii) any extraordinary gains or losses; (iv) the impairment of tangible or intangible assets; (v) litigation or claim judgments or settlements, (vi) the effects of changes in tax law, accounting changes or other such laws or provisions affecting reported results; (vii) business combinations, reorganizations and/or restructuring programs approved by the Board; (viii) currency fluctuations, (ix) reductions in force, (x) early retirement incentives approved by the Board; (xi) the diluted impact of goodwill on acquisitions; and (xii) any unusual, nonrecurring, extraordinary, transition, one-time or similar items or charges that are reported publicly by the Company and/or described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. The Committee shall make a determination at the time the performance goals are established whether Excluded Items shall be applied, in whole or in part, in such manner as determined by the Committee, so as to exclude the adverse effect of any such Excluded Items that occur during a performance period.

(r) “Fair Market Value” means, per Share on a particular date: (i) the mean of the high and low prices on such date on the New York Stock Exchange rounded up to the next whole cent or, if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the last bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator. The Administrator also shall establish the Fair Market Value of any other property.

(s) “Incentive Award” means the right to receive a payment to the extent the Performance Goals specified in such Award are achieved, and shall include annual and/or long-term Awards as described in Section 12.

(t) “Incentive Stock Option” or “ISO” means an Option that meets the requirements of Code Section 422.

(u) “Minimum Criteria” mean a Restriction Period that is not less than three (3) years from the date of grant of a Restricted Stock Award or Restricted Stock Unit Award.

(v) “Option” or “Option Award” means the right to purchase Shares at a stated price for a specified period of time and may be in the form of a Non-Qualified Option or an Incentive Stock Option.

(w) “Participant” means an individual selected by the Administrator to receive an Award.

(x) “Performance Award” means an Award of Performance Shares or Performance Units, and any Award of Restricted Stock or Restricted Stock Units, the payment or vesting of which is contingent on the attainment of one or more of the Performance Goals specified in such Award.

(y) “Performance Goals” means one or more goals based on the following performance criteria (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such criteria: (i) basic or diluted earnings per common Share for the Company on a consolidated basis; (ii) gross or operating margins; (iii) total shareholder return; (iv) Fair Market Value of Shares; (v) net sales; (vi) cost of sales; (vii) gross profit; (viii) selling, general and administrative expenses; (ix) operating income; (x) segment income; (xi) earnings before or after interest and the provision for income taxes, depreciation, and/or amortization; (xii) net income; (xiii) managed working capital as a percentage of sales and other targets based on working capital metrics; (xiv) inventories; (xv) trade working capital; (xvi) return on equity; (xvii) return on assets; (xviii) return on invested capital; (xix) return on sales; (xx) economic value added, or other measure of profitability that considers the cost of capital employed; (xxi) cash flow (including but not limited to operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (xxii) net cash provided by operating activities; (xxiii) net increase (decrease) in cash and cash equivalents; (xxiv) customer satisfaction, which may include customer backlog and/or relationships; (xxv) market share; (xxvi) safety performance; (xxvii) employee engagement; (xxviii) employee and/or supplier diversity improvement; (xxix) sustainability measures, such as reduction in greenhouse gases; (xxx) completion of integration of acquired businesses and/or strategic activities; (xxxi) development, completion and implementation of succession planning; (xxxii) productivity or operating efficiencies; (xxxiii) cost improvements; (xxxiv) debt reduction; and (xxxv) achievement of certain quantitatively and objectivity determinable non-financial performance measures (e.g. strategic initiatives, corporate development).

The Performance Goals described in items (v) through (xxxv) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business segment of the Company or an Affiliate as defined by the Administrator at the time of selection. In addition, the Administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above (A) solely with respect to Awards that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or (B) to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the Award.

Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(z) “Performance Shares” means the right to receive Shares (including Restricted Stock) to the extent the applicable Performance Goals are achieved.

(aa) “Performance Unit” means the right to receive a payment (in cash, shares or a combination of both, as contemplated in the Award) valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent the applicable Performance Goals are achieved.

(bb) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company.

(cc) “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(dd) “Restricted Stock” means a Share that is subject to a risk of forfeiture or a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(ee) “Restricted Stock Unit” means the right to receive a payment (in cash, shares or a combination of both, as contemplated in the Award) equal to the Fair Market Value of one Share, which is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and Restriction Period.

(ff) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, termination of employment from the Company or its Affiliates (other than for Cause) on a date the Participant is then eligible to receive immediate, early, normal or late (but not deferred vesting) retirement benefits under the provisions of any of the Company’s or its Affiliate’s defined benefit pension plans, or if the Participant is not covered under any such plan, on or after (i) attainment of age sixty-five (65), (ii) attainment of age sixty-two (62) and completion of fifteen (15) years of continuous service with the Company and its Affiliates, (iii) attainment of age fifty-five (55) and completion of ten (10) years of continuous service, or (iv) completion of at least thirty (30) years of continuous service with the Company and its Affiliates prior to reaching the age of sixty-two (62).

(gg) “Rule 16b-3” means Rule 16b-3 promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(hh) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(ii) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(jj) “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least

50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

(kk) “Share” means a share of Stock.

(ll) “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.

(mm) “Stock” means the Common Stock of the Company, par value $0.01 per share.

(nn) “Stock Appreciation Right” or “SAR” means the right to receive a payment in cash equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(oo) “Stock Unit” means a right to receive a payment in cash equal to the Fair Market Value of one Share.

(pp) “Subsidiary” means any corporation, limited liability company or other limited liability entity, whether now or hereafter existing, in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain; provided, however, with respect to an Incentive Stock Option, a Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(qq) “Unrestricted Shares” means Shares issued under the Plan that are not subject to either a risk of forfeiture or a Restriction Period.

3. Administration.

(a) Administration. The Administrator shall administer this Plan. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan and all Awards granted under this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan and any Award agreement; (ii) approve forms of Award agreements; (iii) prescribe, amend and rescind rules and regulations relating to this Plan or Awards granted under this Plan; (iv) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; (v) determine whether and under what circumstances an award may be settled in cash instead of shares or stock units; and (vi) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties. Notwithstanding the above statement or any other provision of the Plan, the Administrator shall have no discretion to increase the amount, once established, of compensation payable under an Award that is intended to be performance-based compensation under Code Section 162(m), although the Administrator may decrease the amount of compensation a Participant may earn under such an Award.

(b) Powers. The Administrator shall have authority, in its sole discretion, to determine which eligible individuals shall receive an Award, the time or times when such Awards shall be made, the types of Awards that shall be granted, whether an Option that is granted under this Plan shall be an Incentive Stock Option or nonqualified Option, the number of shares or stock units which may be issued under each Award, the vesting or forfeiture terms associated with an Award, and the Performance Goals applicable to such Award, if any. The Administrator shall have the authority, in its sole discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Administrator may take into account the nature of the services rendered by the respective Participants, their responsibility level, their present and potential contribution to the Company’s success and such other factors as the Administrator in its sole discretion shall deem relevant.

(c) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants or Awards made to Participants subject to Code Section 162(m) at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Directors who are “non-employee directors” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Code Section 162(m)(4)(C). If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(d) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section (c) has been made, from and against any claims, damages, losses or expenses (including attorneys’ fees) arising out of or resulting from any acts or omissions with respect to this Plan or any Award granted hereunder to the maximum extent that the law and the Company’s articles of incorporation and code of regulations permit.

(e) Engagement of an Agent. The Company may, in its discretion, engage an agent to (i) maintain records of Awards and Participants’ holdings under the Plan, (ii) execute sales transactions in Unrestricted Shares at the direction of a Participant (in accordance with all applicable Company policies), and deliver the proceeds of such sales as directed by the Participant, and (iii) hold Unrestricted Shares owned by Participants, including Shares previously obtained through the Plan that are transferred to the agent by Participants at their discretion. Except to the extent otherwise agreed by the Company and the agent, when an individual loses his or her status as an Eligible Employee or Non-Employee Director of the Company, the agent shall have no obligation to provide any further services to such person and the Shares previously held by the agent under the Plan may be distributed to such individual or his or her legal representative.

4. Eligibility. The Administrator (to the extent of its authority) may designate any of the following as a Participant from time to time: any Eligible Employee or Director of the Company or its Affiliates or any individual that the Company or an Affiliate has engaged to become an Eligible Employee or Director. The Administrator’s designation of a Participant in any year will not require the Administrator to designate such person to receive an Award in any other year. No individual shall have any right to be granted an Award, even if an Award was granted to such individual at any prior time, or if a similarly-situated individual is or was granted an Award under similar circumstances.

5. Types of Awards.

(a) General. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only Eligible Employees of the Company or a Subsidiary may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 5(b)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

(b) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 21, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current Share price in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 21, an aggregate of Three Million Five Hundred Thousand Shares (3,500,000) Shares are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted by one

Share for each Share subject to an Option or SAR (that will be settled in Shares), and the aggregate number of Shares reserved under this Section (a) shall be depleted by 1.69 Shares for each Share subject to an Award other than an Option or SAR. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b) Incentive Stock Option Award Limits. Subject to adjustment as provided in Section 21, the Company may issue no more than an aggregate of two million (2,000,000) Shares upon the exercise of Incentive Stock Options.

(c) Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, provided, however, that Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (a) Shares tendered by a participant or withheld by the Company in payment of the exercise price of an Option, base price of a Share Appreciation Right or other exercise price of an Award; (b) Shares tendered by a participant or withheld by the Company to satisfy Federal, state or local tax withholding obligations; (c) Shares purchased by the Company using proceeds from Option exercises; and (d) Shares not issued or delivered as a result of a net settlement of an outstanding Option or Share Appreciation Right.

(d) Addition of Shares from Prior Plan. After the termination date of the Prior Plan, if any Shares subject to awards granted under the Prior Plan would again become available for new grants under the terms of such plan if such plan were still in effect (taking into account such plan’s provisions concerning termination or expiration, if any), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under Section 6(a). Any such Shares will not be available for future awards under the Prior Plan.

(e) Participant Limitations. Subject to adjustment as provided in Section 21, no Participant may be granted Awards that could result in such Participant:

(i) receiving Option Awards for, and/or Stock Appreciation Rights with respect to, more than eight hundred thousand (800,000) Shares during any fiscal year of the Company;

(ii) receiving Awards of Restricted Stock (including any dividends paid thereon) and/or Restricted Stock Units (including any associated Dividend Equivalent Units) relating to more than two hundred fifty thousand (250,000) Shares during any fiscal year of the Company;

(iii) receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than two hundred fifty thousand (250,000) Shares during any fiscal year of the Company;

(iv) receiving Awards of Performance Units the value of which is not based on the Fair Market Value of Shares that would pay more than four million dollars ($4,000,000) during any fiscal year of the Company;

(v) receiving other Stock-based Awards pursuant to Section 13 relating to more than two hundred fifty thousand (250,000) Shares during any fiscal year of the Company;

(vi) receiving an annual Incentive Award in any fiscal year of the Company that would pay more than two million dollars ($2,000,000); or

(vii) receiving a long-term Incentive Award in any fiscal year of the Company that would pay more than four million dollars ($4,000,000).

In all cases, determinations under this Section 6(e) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7. Option Awards.

(a) Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, which shall be evidenced by an agreement (which may be electronic) setting forth such terms and conditions, including but not limited to:

(i) whether the Option is an Incentive Stock Option or a “nonqualified stock option” which does not meet the requirements of Code Section 422;

(ii) the number of Shares subject to the Option;

(iii) the date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(iv) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(v) the applicable vesting period of the Option; provided that no Option shall be granted with a vesting period of less than three (3) years (in total) from the date of grant;

(vi) the terms and conditions of exercise, including the manner and form of payment of the exercise price; provided that if the aggregate Fair Market Value of the Shares subject to all ISOs granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Code Section 422(d), then such ISOs shall be treated as nonqualified stock options to the extent such limitation is exceeded; and

(vii) the term; provided that each Option must terminate no later than ten (10) years after the date of grant and each Incentive Stock Option granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. The terms and conditions of respective Option Awards need not be identical. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

(b) Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

8. Stock Appreciation Rights.

(a) Stock Appreciation Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by an agreement (which may be electronic) which shall contain such terms and conditions as may be approved by the Administrator. The terms and conditions of the respective Stock Appreciation Rights agreements need not be identical.

(b) Terms and Conditions. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

(i) whether the SAR is granted independently of an Option or relates to an Option;

(ii) the number of Shares to which the SAR relates;

(iii) the date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(iv) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(v) the applicable vesting period of the SAR; provided, that no SAR shall be granted with a vesting period of less than three (3) years (in total) from the date of grant;

(vi) the terms and conditions of exercise or maturity;

(vii) the term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

(viii) whether the SAR will be settled in cash, Shares or a combination thereof.

If a SAR is granted in relation to an Option, then, unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Shares underlying an Option Award that relate to a SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Restricted Stock and Restricted Stock Unit Awards.

(a) Restricted Period To Be Established by the Administrator. The Administrator shall establish the Restriction Period applicable to Restricted Stock and Restricted Stock Unit Awards; provided, however, that, except as set forth below and as permitted by Section 9(b), such Restriction Period shall not be less than the Minimum Criteria. An Award which provides for (i) the lapse of restrictions on Shares or Stock Units applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant or (ii) accelerated vesting upon a Change in Control or upon a termination of employment or service by reason of death, Disability or Retirement shall be deemed to meet the Minimum Criteria. The Minimum Criteria shall not apply to an Award that is granted in lieu of salary or bonus (provided that the Participant is given the opportunity to accept cash in lieu of such Award). The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 5% of the total Shares authorized to be issued under the Plan, the Minimum Criteria shall not apply and the Administrator may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion. Subject to the foregoing, each Restricted Stock and Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Administrator. The Restriction Period applicable to a particular Restricted Stock or Restricted Stock Unit Award shall not be changed except as permitted by Section 9(b).

(b) Terms and Conditions. Subject to the terms of this Plan and Section 9(a) above, the Administrator will determine all terms and conditions of each Award of Restricted Stock and Restricted Stock Units, including but not limited to:

(i) the number of Shares and/or Stock Units to which such Award relates;

(ii) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

(iii) the Restriction Period with respect to Restricted Stock or Restricted Stock Units;

(iv) the performance period for Awards; and

(v) with respect to an Award of Restricted Stock Units, whether to settle such Award in cash, in Shares, or a combination thereof.

Except as otherwise provided in the Plan, at such time as all restrictions applicable to an Award of Restricted Stock or Restricted Stock Units are met and the Restriction Period expires, ownership of the Shares subject to such Award shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are to be paid in cash, then the payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.

(c) Voting and Dividend Rights. Restricted Stock Awards shall entitle the Participant to receive dividends during the Restriction Period (to the extent issued by the Company), to vote the Common Stock subject to such Award and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to possession of the stock certificate (in the event paper certificates are issued) until the Restriction Period shall have expired, (ii) the Company shall retain custody of the Shares during the Restriction Period, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares during the Restriction Period, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. An Award of Restricted Stock Units shall not entitle the Participant to receive dividends during the Restriction Period, nor vote the Common Stock subject to such Award, or to otherwise enjoy any other stockholder rights; provided, however that the Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Unit Awards, including but not limited to the issuance of any Dividend Equivalent Units in tandem with a Restricted Stock Unit Award.

10. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award shall be made currently or credited to an account for the Participant that provides for the deferral of such amounts until a stated time; provided that Dividend Equivalent Units that relate to Performance Awards that are contingent on the achievement of one or more Performance Goals at the time the cash dividend or other distribution is paid with respect to a Share shall also be contingent on the achievement of such Performance Goals and shall not be paid until such Performance Goals are achieved; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Units may be granted only in connection with a “full-value Award.” For this purpose, a “full-value Award” includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share) and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

11. Performance Awards.

(a) Performance Period. The Administrator shall establish, with respect to and at the time of grant of each Performance Award, a performance period over which the Performance Goals applicable to the Performance Award shall be measured. Each Performance Award may have a maximum value established by the Administrator at the time of such Award subject to the limitations provided in Section 6(e).

(b) Performance Measures. A Performance Award granted under the Plan that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more Performance Goals. The Administrator may select one criterion or multiple criteria for measuring performance. Performance Goals may be measured on corporate, subsidiary or business segment performance, or on a combination thereof. Further, the performance criteria may be based on comparative performance with other companies or other external measures of the selected performance criteria. A Performance Award that is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Administrator shall determine.

(c) Payment. Following the end of the performance period, the Participant shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Administrator in its sole discretion. Payment of a Performance Award (i) may be made in cash, Units, Stock or a combination thereof, as determined by the Administrator in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Administrator in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Stock on the payment date. No dividends shall accrue or be payable in connection with Shares underlying a Performance Award until such time as the applicable performance period has ended and the underlying Shares have been issued.

12. Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Incentive Award, including but not limited to the Performance Goals, performance period (whether annual or long-term), the potential amount payable, the form of payment (cash, equity or other payment form), and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or (for Awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) Retirement, or such other circumstances as the Administrator may specify; (b) for annual Incentive Awards, the performance period must relate to a period of one fiscal year of the Company except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year; and (c) for long-term Incentive Awards, the performance period must relate to a period of more than one fiscal year of the Company.

13. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash or a combination thereof. Without limitation, such Award may include the issuance of Unrestricted Shares (which may be awarded in lieu of cash compensation to which a Participant is otherwise entitled, in exchange for cancellation of a compensation right, as a bonus, upon the attainment of Performance Goals or otherwise). The Administrator shall determine all terms and conditions of the Award, including but not limited to the time or times at which such Awards shall be made and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award; and provided further that the date of grant cannot be prior to the date the Administrator takes action to approve the Award.

14. Non-Employee Director Awards. Notwithstanding anything to the contrary contained in this Plan, each Non-Employee Director may receive Awards under this Plan in accordance with the terms and provisions of the RTI International Metals, Inc. Board of Directors Compensation Program, effective April 26, 2012, as filed with the Securities and Exchange Commission, as the same may be amended or revised from time to time; provided, however, that in no event shall the total number of shares underlying Awards granted to Non-Employee Directors on an aggregate basis during any one calendar year exceed 5% of the total Shares authorized under this Plan.

15. Effect of Termination on Awards. The Administrator shall have the discretion to determine, at the time an Award is made to a Participant or any time thereafter, the effect of the Participant’s termination of employment or service with the Company and its Affiliates, whether for or without Cause, or as a result of death, Disability or Retirement, on the Award which determination shall be set forth in the applicable Award agreement.

16. Transferability.

(a) Restrictions on Transfer. Except as otherwise provided herein, an Award shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. The Administrator may prescribe and include in the respective Award documents hereunder other restrictions on transfer. Any attempted assignment or transfer in violation of this section shall be null and void. A transfer of an Award pursuant to this Section 16 shall be subject to such rules and procedures as the Administrator may establish. In the event an Award is transferred as contemplated in this Section 16, such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant written instrument for the Award and the transferee shall be entitled to the same rights as the Participant under this Plan as if no transfer had taken place. No transfer shall be effective unless and until written notice of such transfer is provided to the Administrator, in the form and manner prescribed by the Administrator. The consequences of termination of employment shall continue to be applied with respect to the original Participant, following which the Awards shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award document.

(b) Transfers Upon Death. Upon a Participant’s death, the Participant’s personal representative or other person entitled to succeed to the rights of the Participant (the “Successor Holder”) may exercise such rights as are provided under the applicable Award document. A Successor Holder must furnish proof satisfactory to the Company of his or her rights to exercise the Award under the Participant’s will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Administrator shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing grant) Awards (other than Incentive Stock Options) which may be transferred by the Participant for no consideration to or for the benefit of the Participant’s immediate family, to a trust solely for the benefit of the Participant and his immediate family, or to a partnership or limited liability company in which the Participant and members of his immediate family have at least 99% of the equity, profit and loss interest, in which case the Award document shall so state.

(c) Restrictions on Exercisability. Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative, a transferee under a qualified domestic relations order or a transferee as described below.

17. Termination and Amendment of Plan. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by prior action of the Board or by applicable law or regulation;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law or regulation; and

(iii) the Board may not, without approval of the shareholders, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Participant under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

18. Amendments, Modification, Cancellation and Clawback of Awards.

(a) General. Subject to the requirements of the Plan, including the limitations of Section 5(b) and Section 22, the Administrator may modify, amend or cancel any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other Person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of Section 21 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; (C) to the extent the Administrator deems such action necessary to conform the provisions of the Plan and/or Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto; or (D) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other Person(s) as may then have an interest in the Award.

(b) Clawback of Awards. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

(c) Cancellations of Awards. Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 18 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

19. Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 18.

In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award agreement to contrary.

20. Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or if provided for in the Awards, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award or (c) deliver other previously owned Shares. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of FASB ASC Topic 718 (previously FAS 123R), or its successor, and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c) Participant Responsibilities. If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

21. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and/or (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of Shares , other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares. With respect to any Award subject to Section 162(m) or Section 409A, no such adjustment shall be authorized to the extent that such authority would cause the Plan or an Award to fail to comply with Section 162(m) or Section 409A.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements of any principal securities exchange or market on which the Shares are then traded.

(c) Change of Control. If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award agreement or by the Administrator prior to the date of the Change of Control, in the event of a Change of Control:

(i) If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of Award with similar terms and conditions, by the Survivor in the Change of Control transaction. If applicable, each Award which is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii) To the extent the Survivor in the Change of Control transaction does not agree to assume the Awards or issue replacement awards as provided in clause (i), then immediately prior to the date of the Change of Control:

(A) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award.

(B) Restricted Stock and Restricted Stock Units (that are not Performance Awards) that are not then vested shall vest.

(C) All Performance Awards and Incentive Awards that are earned but not yet paid shall be paid upon the Change of Control at the level earned, and all Performance Awards and Incentive Awards for which the performance period has not expired shall, unless otherwise determined by the Board or Committee, be cancelled in exchange for a cash payment to be made within thirty (30) days after the Change of Control equal to the product of (1) the target value payable to the Participant under such Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the Change of Control occurs and the denominator of which is the number of days in the performance period.

(D) All Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall, unless otherwise determined by the Board or Committee, vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

(iii) In the event that (1) the Survivor terminates the Participant’s employment or service without Cause (as defined in the agreement relating to the Award or, if not defined therein, as defined herein) or (2) if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that contemplates the termination of his or her employment or service for good reason, and the Participant terminates his or her employment or service for good reason (as defined in such agreement), in the case of either (1) or (2) within twenty-four (24) months following a Change of Control, then the following provisions shall apply to any assumed Awards or replacement awards described in Section 21(c)(i) and any Awards not cancelled in connection with the Change of Control pursuant to Section 21(c)(ii):

(A) Effective upon the date of the Participant’s termination of employment or service, all outstanding Awards or replacement awards automatically shall vest (assuming for any Award the vesting of which is subject to Performance Goals, that such goals had been met at the target level); and

(B) With respect to Options or Stock Appreciation Rights, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the excess of the Fair Market Value of the Shares on the date of such termination over the exercise or grant price of such Shares under the Award multiplied by the number of Shares underlying the Option or Stock Appreciation Right remaining unexercised; and

(C) With respect to Restricted Stock or Restricted Stock Units, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Shares (which may include shares or other securities of the Survivor) equal to the Fair Market Value of a Share on the date of such termination; and

(D) With respect to Performance Awards and Incentive Awards that are earned but not yet paid, such Awards or replacement awards shall be paid upon the termination of employment or service at the level earned, and with respect to Performance Awards and Incentive Awards for which the performance period has not expired, such Awards shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the date of termination equal to the product of (1) the target value payable to the Participant under his Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the termination occurs and the denominator of which is the number of days in the performance period; and

(E) With respect to other Awards, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash in an amount equal to the value of the Award.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

(d) Application of Limits on Payments. Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

22. Section 409A.

(a) Notwithstanding any provision of the Plan or an Award agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(b) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable Award agreement.

(c) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(d) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Plan Administrator to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).

(e) The grant of nonstatutory stock options and other stock rights shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(f) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) or the Administrator have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

23. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions relating to:

(i) the payment of the purchase price of Shares underlying an Option Award by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the Shares and deliver the sale proceeds directly to the Company to pay for the exercise price;

(ii) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(iii) restrictions on resale or other disposition of Shares; and

(iv) compliance with federal or state securities laws, applicable corporate law requirements, and stock exchange requirements.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service (including as a Director) with the Company or any Affiliate. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment; and

(ii) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Offset. The Company shall have the right to offset, from any amount payable or Stock deliverable hereunder, any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant or any individual with a right to the Participant’s Award.

(e) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Administrator shall be deemed to give an Eligible Employee or a Non-Employee Director any right to be granted an Option, a Stock Appreciation Right, a right to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Incentive Award or any other rights hereunder except as may be evidenced by an Award duly granted by the Company, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(f) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

(g) Compliance with Age Discrimination Rule – Applicable Only to Participants Who Are Subject to the Laws in the European Union. The grant of an Award and the terms and conditions governing an Award are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”), if applicable, for any Participant who is subject to the laws in the EU. To the extent a court or tribunal of competent jurisdiction determines that any provision of an Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Administrator shall have the power and authority to revise or strike such provision to the minimum extent as the Administrator deems appropriate and/or necessary to make it valid and enforceable to the full extent permitted under local law.

(h) Restrictive Legends; Representations. All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange. The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(i) Governing Law. This Plan, and all Awards hereunder, and all determinations made and actions taken pursuant to this Plan, shall be governed by the internal laws of the State of Ohio (without reference to conflict of law principles thereof) and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States or as otherwise provided hereinafter.

(j) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(k) Severability. If any provision of this Plan or any Award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any Award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.